SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED

                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No.)*


                             GenesisIntermedia, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   37184Y 105
                                 (CUSIP Number)


                                  June 29, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  37184 Y 105                                                  13G
                                                                        Page 2
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(1)      NAME  OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Ramy Y. El-Batrawi
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                              (b)
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
--------------------------------------------------------------------------------
     NUMBER OF             (5)      SOLE VOTING POWER

     SHARES                         9,045,969

BENEFICIALLY               (6)      SHARED VOTING POWER

  OWNED BY                          0

      EACH                 (7)      SOLE DISPOSITIVE POWER

 REPORTING                          9,045,969

PERSON WITH                (8)      SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,045,969
--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   39.7%
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*   IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  37184 Y 105                                                  13G
                                                                        Page 2
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Item 1(a).   Name of Issuer:

             GenesisIntermedia, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             5805 Sepulveda Blvd., 8th Floor, Van Nuys, CA 91411

Item 2(a)   Name of Person Filing:

            Ramy El-Batrawi

Item 2(b)   Address of Principal Business Office or, if none, Residence:

            5805 Sepulveda Blvd., 8th Floor, Van Nuys, CA 91411

Item 2(c)   Citizenship:

            United States of America

Item 2(d)   Title of Class of Securities:

            Common Stock

Item 2(e)   CUSIP Number:

            37184 Y 105

Item 3. If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check whether person filing is:

            Not Applicable.

Item 4.     Ownership

         Provide the following information regarding the aggregate number of percentage of the class of securities of the issuer identified in Item 1.

CUSIP NO.  37184 Y 105                                                  13G
                                                                        Page 2
--------------------------------------------------------------------------------

Ramy El-Batrawi:

    (a) Amount Beneficially Owned:  9,045,969
    (b) Percent of Class:  39.7%
    (c) Number of shares as to which such person has:
        (i)    sole power to vote or to direct the vote: 9,045,969
        (ii)   shared power to vote or to direct the vote: -0-
        (iii)  sole power to dispose or to direct the disposition of: 9,045,969
        (iv)  shared power to dispose or to direct the disposition of: -0-

Item  5. Ownership of five percent or less of a class

         Not Applicable.

Item  6. Ownership of more than five percent on behalf of another person

         Not Applicable.

Item 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company

         Not Applicable.

Item 8.  Identification and classification of members of the group

         Not Applicable.

 Item 9. Notice of dissolution of group

         Not Applicable.

Item  10. Certification

         Not Applicable.

CUSIP NO.  37184 Y 105                                                  13G
                                                                        Page 2
--------------------------------------------------------------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 18, 2001                           Ramy Y. El-Batrawi


                                        /s/ Ramy Y. El-Batrawi
                                        -------------------------------------